Exhibit 4.11

SHARE OPTION PLAN

HAMMERHEAD ENERGY INC.

Effective as of February 23, 2023

HAMMERHEAD ENERGY INC.

SHARE OPTION PLAN

1.	Purpose of Plan

The purpose of this Plan is to aid in attracting, retaining and motivating the officers, employees and other eligible Service Providers of the HEI Group in the growth and development of the HEI Group by providing them with the opportunity through Options to acquire an increased proprietary interest in the Corporation.

2.	Administration

This Plan shall be administered by the Committee pursuant to any rules of procedure that may be fixed by the Board.

To the extent permitted by law, the Committee may delegate or sub-delegate to one or more of its members, to any director or officer of the Corporation or to one or more agents all or any of the powers conferred on the Committee under this Plan, and the Committee or any person to whom it has delegated or sub-delegated authority as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under this Plan.

For greater certainty and without limiting the discretion conferred on the Committee pursuant to this Article, the Committee’s decision to approve the grant of an Option in any period shall not require the Committee to approve the grant of an Option to any Service Provider in any other period; nor shall the Committee’s decision with respect to the size or terms and conditions of an Option grant in any period require it to approve the grant of an Option of the same or similar size or with the same or similar terms and conditions to any Service Provider in any other period. The Committee shall not be precluded from approving the grant of an Option to any Service Provider solely because such Service Provider may previously have been granted an Option under this Plan or any other similar compensation arrangement of the Corporation or a member of the HEI Group. There is no obligation for uniformity of treatment of Service Providers or Optionees under this Plan. The terms and conditions of Options need not be the same with respect to any Optionee or with respect to different Optionees. No Service Provider has any claim or right to be granted an Option.

3.	Granting of Options

The Committee may from time to time designate officers and employees of, and other eligible Service Providers to, the HEI Group to whom Options may be granted and the number of Shares to be optioned to each, provided that the number of Shares to be optioned shall not exceed the limitations provided in Article 4 hereof.

4.	Limitations to this Plan

Notwithstanding any other provision of this Plan:

(a)	subject to Articles 11 and 12, the maximum number of Shares that may be issued on exercise of Options under this Plan shall be limited to 250,000 Shares;

(b)

no one Service Provider may be granted any Option which, together with all Options then held by such Optionee, would entitle or enable such Optionee to receive a number of Shares which is greater than 5% of the outstanding Shares, calculated on an undiluted basis; and

(c)	the number of Shares:

(i)	issued to Insiders of the Corporation, within any one year period; and

(ii)

issuable to Insiders of the Corporation, at any time; under this Plan, or when combined with all of the Corporation’s other Security Based Compensation Arrangements shall not exceed 10% of the Corporation’s total issued and outstanding Shares, respectively.

Options that are cancelled, surrendered, terminated or expire prior to the exercise of all or a portion thereof shall result in the Shares that were reserved for issuance thereunder being available for a subsequent grant of Options pursuant to this Plan to the extent of any Shares issuable thereunder that are not issued under such cancelled, surrendered, terminated or expired Options..

5.	Vesting

The Committee may, in its sole discretion, determine: (i) the time during which Options shall vest; (ii) the method of vesting; or (iii) that no vesting restriction shall exist. In the absence of any determination by the Committee to the contrary, Options will vest and be exercisable as to one-quarter (1/4) of the total number of Shares subject to the Options on each of the first, second, third and fourth anniversaries of the date of grant (computed in each case rounded down to the nearest whole Share with any fractional amount vesting on such fourth anniversary) subject to continued employment or service with the HEI Group. Notwithstanding the foregoing, the Committee may, at its sole discretion at any time or in the Option Agreement in respect of any Options granted, accelerate or provide for the acceleration of vesting of Options previously granted.

6.	Option Price

The exercise price of Options granted under this Plan shall be fixed by the Committee when such Options are granted, provided that the exercise price of Options shall not be less than such minimum price as may be required by the Exchange(s), if any, on which the Shares are listed at the time of grant.

7.	Option Terms

The period during which an Option is exercisable shall, subject to the provisions of this Plan requiring or permitting the acceleration of rights of exercise or the extension of the exercise period, be such period, not in excess of ten (10) years, as may be determined from time to time by the Committee, but subject to the rules of any Exchange(s) or other regulatory body having jurisdiction, and in the absence of any determination to the contrary will be five (5) years from the date of grant. Each Option shall, among other things, contain provisions to the effect that the Option shall be personal to the Optionee and shall not be assignable. In addition, unless the Corporation and an Optionee agree otherwise in an Option Agreement or other written agreement (such as an agreement of employment or a Retirement Agreement), each Option shall provide that:

(a)

Death - upon the death of the Optionee, the Option shall terminate on the earlier of (i) the date determined by the Committee which shall not be more than twelve (12) months from the Cessation Date and, in the absence of any determination to the contrary, twelve (12) months from the Cessation Date and (ii) the Expiry Date of such Option;

(b)

Other Termination - if the Optionee shall no longer be an officer of or be in the employ of, or consultant or other Service Provider to, any of the entities comprising the HEI Group (other than by reason of death, termination for Cause, voluntary resignation or Retirement), the Option shall terminate on the earlier of (i) expiry of the period as prescribed by the Committee at the time of grant, following the Cessation Date, and, in the absence of any determination to the contrary, at the later of (A) ninety (90) days following the Cessation Date, and (B) the end of the notice period used for calculating severance to which the Optionee is entitled as a result of the Optionee’s cessation as a Service Provider pursuant to a written contract of employment, if any, with an entity in the HEI Group; and (ii) the Expiry Date of such Option;

(c)

Termination for Cause - if the Optionee shall no longer be an officer of or be in the employ of, or consultant or other Service Provider to, any of the entities comprising the HEI Group by reason of termination for Cause, the Option shall terminate immediately on the Cessation Date (whether notice of such termination occurs verbally or in writing);

(d)

Voluntary Resignation - if the Optionee shall no longer be an officer of or be in the employ of, or consultant or other Service Provider to, any of the entities comprising the HEI Group by reason of voluntary resignation, effective as of the day that is fourteen (14) days after the Cessation Date the Option shall terminate;

(e)

Retirement - if the Optionee shall no longer be an officer of or be in the employ of any of the entities comprising the HEI Group due to the Optionee’s Retirement, the Option shall continue in accordance with its terms and the exercise period shall not be accelerated as a result of the Optionee’s Retirement;

provided that the number of Shares that the Optionee (or his or her heirs or successors) shall be entitled to purchase until such date of termination: (i) shall in the case of death of the Optionee, be all of the Shares that may be acquired on exercise of the Options held by such Optionee (or his or her heirs or successors) whether or not previously vested, and the vesting of all such Options shall be accelerated on the Cessation Date; and (ii) in any case other than death or termination for Cause, shall be the number of Shares which the Optionee was entitled to purchase on the Cessation Date. In the event of termination for Cause, all of the Shares optioned, whether vested or unvested shall be forfeited.

If any Options may not be exercised due to any Black-Out Period at any time within the three business day period prior to the normal expiry date of such Options (the “Restricted Options”), the expiry date of all Restricted Options shall be extended for a period of seven business days following the end of the Black-Out Period (or such longer period as permitted by the Exchange(s) and approved by the Committee).

8.	Exercise of Option

Subject to the provisions of this Plan, a vested Option may be exercised from time to time prior to the Expiry Date thereof by delivery to the Corporation at its head office in Calgary, Alberta or such other place as may be specified by the Corporation, of a written notice of exercise specifying the number of Shares with respect to which the Option is being exercised and accompanied by payment in full of the purchase price of the Shares then being purchased.

No Option holder who is resident in the United States may exercise Options unless the Shares issuable by the Corporation upon such exercise are registered under the U.S. Securities Act or are issued in compliance with an available exemption from the registration requirements of the U.S. Securities Act.

9.	Cashless Exercise

Subject to the provisions of this Plan, if permitted by the Committee, an Optionee may elect to exercise a vested Option by surrendering such Option in exchange for the In-the-Money Value (as defined below) of the Option in lieu of purchasing the number of Shares then issuable on the exercise of the vested Option. If the Optionee so elects to exercise the Option, the Optionee shall be entitled to payment of the In-the-Money Value of the vested Option determined as of the date (the “Pricing Date”) the Corporation receives notice of the exercise of such Option. The In-the-Money Value shall be paid in Shares issued from treasury with the number of Shares issuable being equal to the number obtained by dividing the In-the-Money Value of the Options in respect of which such election is made by the Current Market Price on the Pricing Date. “In-the-Money Value” means the amount by which the Current Market Price on the Pricing Date exceeds the exercise price of the applicable Options, multiplied by the number of Shares related to the applicable Options. “Current Market Price” means, as at any date when the Current Market Price is to be determined, the volume weighted average trading price per Share on the TSX, or, if the Shares are not listed on the TSX, on any Exchange in Canada or the United States, for the last five (5) trading days immediately prior to the date of determination, or if the Shares are not listed upon any stock exchange in Canada or the United States, the Current Market Price shall be determined by the Board of Directors acting in good faith. An Option may be exercised pursuant to this Article 9 from time to time by delivery to the Corporation at its head office in Calgary, Alberta or such other place as may be specified by the Corporation, of a written notice of exercise specifying that the Optionee has elected to make a cashless exercise of such Option and the number of Options to be exercised (provided that the Committee may, in its sole discretion, vary the aforementioned procedure for exercising an Option from time to time). The Corporation will not be required, upon the exercise of any Options pursuant to this Article 9, to issue fractions of Shares or to distribute certificates which evidence fractional Shares. In lieu of fractional Shares, the Corporation will pay to the Optionee within ten (10) business days after the exercise date, an amount in lawful money of Canada equal to the then Current Market Price of such fractional interest, provided that the Corporation will not be required to make any payment, calculated as aforesaid, that is less than $10.00. Any reference in this Article 9 to the issuance of Shares or the payment of cash is subject to compliance with Article 17.

10.	Surrender Offer

An Optionee may make an offer (the “Surrender Offer”) to the Corporation, at any time, for the disposition and surrender by the Optionee to the Corporation (and the termination thereof) of any of the Options granted hereunder for an amount (not to exceed the Fair Market Value of the Shares less the exercise price of the Options) specified in the Surrender Offer by the Optionee, and the Corporation may, but is not obligated to, accept the Surrender Offer, subject to any regulatory approval required. If the Surrender Offer, either as made or as renegotiated, is accepted, the Options in respect of which the Surrender Offer relates shall be surrendered and deemed to be terminated and cancelled and shall cease to grant the Optionee any further rights thereunder upon payment of the amount of the agreed Surrender Offer by the Corporation to the Optionee. Any reference in this Article 10 to the payment of cash is subject to compliance with Article 17.

11.	Alterations in Shares

In the event:

(a)	of any change in the Shares through subdivision, consolidation, reclassification, amalgamation, merger or otherwise; or

(b)	that any rights are granted to all or substantially all shareholders to purchase Shares at prices substantially below Fair Market Value; or

(c)	that, as a result of any recapitalization, merger, consolidation or other transaction, the Shares are converted into or exchangeable for any other shares;

then the Board may, subject to any required approval of the TSX, make such adjustments to this Plan, to any Options and to any Option Agreements outstanding under this Plan, and make such amendments to any Option Agreements outstanding under this Plan, as the Board may, in its sole discretion, consider appropriate in the circumstances to prevent inappropriate dilution or enlargement of the rights granted to Optionees hereunder and/or to provide for the Optionees to receive and accept such other shares in lieu of Shares, and the Optionees shall be bound by any such determination.

For greater certainty, and notwithstanding anything to the contrary in this Article 11, no adjustment shall be made in accordance with this Article 11 with respect to the issue of Shares being made pursuant to or in connection with (i) any share option plan or share purchase plan, including this Plan, in force from time to time for existing or proposed officers, directors, employees or Service Providers of the Corporation, or (ii) the issuance of additional Shares pursuant to a public offering or private placement by the Corporation or a take-over bid or tender offer made by the Corporation for the securities of another entity.

With respect to any Options which are governed by section 7 of the Tax Act, all adjustments and actions described in this Article 11 shall be structured in compliance with the requirements of subsections 7(1.4) (if done by way of an exchange of Options) or with subsections 110(1.7) and 110(1.8) of the Tax Act.

12.	Merger and Sale, etc.

Except in the case of a transaction that is a Change of Control and to which Article 13 applies, if the Corporation enters into any transaction or series of transactions whereby the Corporation or All or Substantially All of the Assets would become the property of any other trust, body corporate, partnership or other person (a “Successor”), whether by way of takeover bid, acquisition, reorganization, consolidation, amalgamation, arrangement, merger, transfer, sale or otherwise, prior to or contemporaneously with the consummation of such transaction the Corporation and the Successor will execute such instruments and do such things as the Committee may determine are necessary to establish that upon the consummation of such transaction the Successor will assume the covenants and obligations of the Corporation under this Plan and the Option Agreements outstanding on consummation of such transaction. Any such Successor shall succeed to, and be substituted for, and may exercise every right and power of the Corporation under this Plan and Option Agreements with the same effect as though the Successor had been named as the Corporation herein and therein and thereafter, the Corporation shall be relieved of all obligations and covenants under this Plan and such Option Agreements and the obligation of the Corporation to the Optionees in respect of the Options shall terminate and be at an end and the Optionees shall cease to have any further rights in respect thereof including, without limitation, any right to acquire Shares upon vesting of the Options. With respect to any Options that are governed by section 7 of the Tax Act, to the extent commercially practicable, any such assumption by the Successor will be structured so as to be governed by subsection 7(1.4) of the Tax Act.

13.	Acceleration of Vesting and Termination of Option

Notwithstanding any other provision in this Plan or the terms of any Option Agreement, upon the consummation of a Change of Control, all issued and outstanding Options shall be automatically fully vested and exercisable (whether or not then vested) immediately prior to the time such Change of Control takes place and shall terminate on the 90th day after the occurrence of such Change of Control, or at such earlier time as may be established by the Board, in its absolute discretion, prior to the time such Change of Control takes place.

14.	No Rights as a Shareholder

An Optionee shall not have any of the rights or privileges of a shareholder of the Corporation in respect of any Shares issuable upon exercise of an Option until certificates representing such Shares have been issued and delivered.

15.	Regulatory Authorities Approvals

This Plan shall be subject to the approval, if required, of any Exchange(s) on which the Shares are listed for trading. Any Options granted prior to receipt of such approval and after listing on any such Exchange(s) shall be conditional upon such approval being given and no such Options may be exercised unless such approval, if required, is given.

16.	Option Agreements

A written agreement (an “Option Agreement”) will be entered into between the Corporation and each Optionee to whom an Option is granted hereunder, which Option Agreement will set out the number of Shares subject to Option, the exercise price, the vesting dates, circumstances when vesting of Options may be accelerated, the Expiry Date, whether any of the Options are Options in respect of “non-qualified securities” under the Tax Act, and any other terms approved by the Committee, all in accordance with the provisions of this Plan. The Option Agreement will be in such form as the Committee may from time to time approve or authorize the officers of the Corporation to enter into and may contain such terms as may be considered necessary in order that the Option will comply with any provisions respecting Options in the income tax or other laws in force in any country or jurisdiction of which the person to whom the Option is granted may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the Corporation. Such Option Agreements may also contain such other provisions as the Committee may determine.

If an Optionee fails to acknowledge a grant of an Option by acceptance of the Option Agreement within the time specified by the Committee, the Corporation reserves the right to revoke the Option grant. Participation in this Plan by any Optionee shall be construed as irrevocable acceptance by the Participant of the terms and conditions set out herein and all rules and procedures adopted hereunder and as amended from time to time.

17.	Tax Withholding

The Corporation shall have the power and the right to deduct or withhold, or require (as a condition of exercise) an Optionee to remit to the Corporation, the required amount to satisfy, in whole or in part, federal, provincial, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan, including the grant, exercise or surrender of Options granted under this Plan. With respect to required withholding, the Corporation shall have the irrevocable right to (and the Optionee consents to) the Corporation setting off any amounts required to be withheld, in whole or in part, against amounts otherwise owing by the Corporation to such Optionee (whether arising pursuant to the Optionee’s relationship as an officer or employee of the Corporation or as a result of the Optionee providing services on an ongoing basis to the Corporation or otherwise), or may make such other arrangements as are satisfactory to the Optionee and the Corporation. In addition, the Corporation may elect, in its sole discretion, to satisfy the withholding requirement, in whole or in part, by withholding such number of Shares as it determines are required to be sold by the Corporation, as trustee, to satisfy the withholding obligation net of selling costs (which costs shall be the responsibility of the Optionee and which shall be and are authorized to be deducted from the proceeds of sale). The Optionee consents to such sale and grants to the Corporation an irrevocable power of attorney to effect the sale of such Shares and acknowledges and agrees that the Corporation does not accept responsibility for the price obtained on the sale of such Shares. Any reference in this Plan to the issuance of Shares or a payment of cash is expressly subject to this Article 17.

18.	Tax Treatment

All Options granted to persons who are granted Options by virtue of their employment with the Corporation or a Subsidiary shall have such terms and conditions so as to be governed by section 7 of the Tax Act.

Optionees (or their beneficiaries) shall be responsible for all taxes with respect to any Option outstanding under this Plan, whether arising as a result of the grant or exercise of Options or otherwise. The Corporation and the Committee make no guarantees to any person regarding the tax treatment of an Option or payments made under this Plan and none of the Corporation or any of its directors, officers, employees or representatives shall have any liability to an Optionee with respect thereto. Optionees are advised to consult with their own tax advisors.

The Corporation shall make reasonable commercial efforts to ensure that Optionees receive the most favourable tax treatment permitted by law in connection with the exercise and/or surrender of Options, including, without limitation, executing any tax elections necessary for an Optionee to receive capital-gains like tax treatment under paragraph 110(1)(d) of the Tax Act (or any successor provision thereof), provided that Corporation shall not be liable if the paragraph 110(1)(d) deduction is not available in respect of any Options granted under this Plan due to a failure of the Options to meet the conditions required to qualify for such deduction (other than the requirement for any election under subsection 110(1.1) of the Tax Act if the Options are subject to a cashless exercise under Article 9 or are surrendered under Article 10).

Notwithstanding any other provision of this Plan, grants of Options to Participants who are subject to United States federal income taxation (“U.S. Taxpayers”) under the United States Internal Revenue Code of 1986, as amended (the “Code”), shall be made and administered under the terms of Schedule A to this Plan.

19.	No Effect on Employment or Retainer

Participation in this Plan by an Optionee is entirely voluntary and does not affect the Optionee’s employment or continued retainer by, or other engagement with, any of the entities comprising the HEI Group, nor does it interfere in any way with the right of the Optionee or any of the entities comprising the HEI Group to terminate the Optionee’s employment or service provision at any time. Neither this Plan nor the granting to an Optionee of an Option hereunder of itself gives such Optionee any right to continue to be an officer, employee or Service Provider of any of the entities comprising the HEI Group. None of the terms and conditions governing an Option shall be affected by any change in the terms of the Optionee’s employment or by engagement with any of the entities comprising the HEI Group so long as the Optionee continues to hold Options. The terms of this Plan or any option agreement shall not affect in any manner whatsoever the terms or validity of any employment or other services agreement to which the Corporation is a party. Schedule A is incorporated herein by reference

20.	Amendment or Discontinuance of this Plan

(a)

The Committee may, subject to any required approval of any Exchange(s), amend, modify or discontinue this Plan and Options granted thereunder at any time without the approval of the shareholders of the Corporation or any Optionee whose Option is amended or terminated, provided that, subject to the following paragraph of this Article 20, no amendment to this Plan or Options granted pursuant to this Plan may be made without the consent of the Optionee, if it adversely alters or impairs any Option previously granted to such Optionee under this Plan. Without limitation of the foregoing, such amendments include, without limitation: (a) amendments of a “housekeeping nature” nature, including, without limitation, amending the wording of any provision of this Plan for the purpose of clarifying the meaning of existing provisions or to correct or supplement any provision of this Plan that is inconsistent with any other provision of this Plan, correcting grammatical or typographical errors and amending the definitions contained within this Plan respecting the administration of this Plan; (b) amending Options under this Plan, including with respect to the expiry date (provided that the term of the Option does not exceed ten years from the date the Option is granted and that such Option is not held by an Insider) and effect of termination of a Optionee’s employment or cessation of the Optionee’s service; or (c) amendments necessary to comply with applicable law or the requirements of any Exchange(s). Notwithstanding the foregoing, this Plan or any outstanding Option granted hereunder may not be amended without shareholder approval to:

(i)	increase the number of Shares reserved for issuance pursuant to Options in excess of the limit prescribed in Article 4 hereof;

(ii)

extend the vesting date of any Options granted under this Plan to an Insider beyond the latest vesting date specified in the Option Agreement (other than as permitted by the terms and conditions of this Plan);

(iii)	extend the expiry date of any Option granted to an Insider (other than as permitted by the terms and conditions of this Plan);

(iv)	permit an Optionee to transfer Options to a new beneficial holder other than for estate settlement purposes;

(v)	reduce the limitations on Options contained in Article 4 hereof;

(vi)	increase the number of Shares that may be issued to Insiders above the restrictions contained in Article 4(c) hereof; and

(vii)	change this Article 20(a) to modify or delete any of (i) through (v) above.

(b)

Notwithstanding the foregoing, the Committee may amend or terminate this Plan or any outstanding Option granted hereunder at any time without the approval of the shareholders of the Corporation or any Optionee whose Option is amended or terminated, in order to conform this Plan or such Option, as the case may be, to applicable law or regulation or the requirements of any relevant Exchange(s) or regulatory authority, whether or not that amendment or termination would affect any accrued rights or adversely alter or impair any Option previously granted.

21.	Decisions Final and Binding

All decisions and interpretations by the Committee respecting this Plan or Options granted hereunder, including decisions as to adjustments in the number of Shares to be received upon exercise of an Option or the exercise price thereof in accordance with Article 11 shall be final and binding on the Corporation and all Optionees and their respective successors, heirs and legal representatives, as applicable.

Subject to Article 32, all rights, entitlements and obligations of Optionees under this Plan and in respect of Options are set forth in the terms hereof and the applicable Option Agreements and cannot be modified by any other documents, statements or communications, except by amendment to the terms hereof or thereof in accordance with Article 20.

22.	Defined Terms

Where used herein, the following terms shall have the following meanings, respectively:

(a)	“affiliate” and “associate” each have the meaning ascribed thereto in MI 62-104;

(b)

“All or Substantially All of the Assets” means greater than 90% of the aggregate fair market value of the assets of the Corporation and its Subsidiaries, on a consolidated basis, as determined by the Board in its sole discretion;

(c)

“Black-Out Period” means the period of time, if any, when, pursuant to any policies of the Corporation, any securities of the Corporation may not be traded by certain persons as designated by the Corporation, including any holder of an Option;

(d)	“Board” means the board of directors of the Corporation as constituted from time to time;

(e)	“business day” means a day other than a Saturday, Sunday or other day when banks in the City of Calgary, Alberta are generally not open for business;

(f)	“Cause” means, unless otherwise defined in the applicable Option Agreement or employment agreement or consulting agreement of the Optionee (in which case “Cause” shall have the meaning therein):

(i)

in respect of an Optionee that is an employee or officer of a member of the HEI Group, any act or omission that would entitle the member of the HEI Group that employs the Optionee to terminate the Optionee’s employment without notice or compensation under the Canadian common law for just cause; and

(ii)

in respect of an Optionee that is a consultant to a member of the HEI Group, any material breach by the Optionee of the terms of the contract or agreement under which the Optionee is retained by a member of the HEI Group;

(g)	“Cessation Date” means the date that is the earlier of:

(i)	the effective date of the Service Provider’s termination, resignation, death or Retirement, as the case may be; and

(ii)	the date that the Service Provider ceases to be in the active performance of the usual and customary day-to-day duties of the Service Provider’s position or job other than due to a Leave of Absence, regardless of whether adequate, legal or proper advance notice of termination or resignation shall have been provided in respect of such cessation of being a Service Provider, and the Cessation Date shall not, under any circumstances, be extended by any statutory, contractual or common law notice period mandated under any application laws;

(h)	“Change of Control” means:

(i)

(A) a successfully completed takeover bid; and (B) members of the Board who are members of the Board immediately prior to the earlier of the commencement of such takeover bid and the first public announcement of such takeover bid cease to constitute a majority of the Board at any time within sixty days of the successful completion of such takeover bid; or

(ii) (A)	any change in the beneficial ownership or control of the outstanding securities or other interests of the Corporation which results in:

(I)	a person or group of persons “acting jointly or in concert” (within the meaning of MI 62-104); or

(II)	an affiliate or associate of such person or group of persons;

holding, owning or controlling, directly or indirectly, more than 50% of the outstanding voting securities or interests of the Corporation; and

(B)

members of the Board who are members of the Board immediately prior to the earlier of such change and the first public announcement of such change cease to constitute a majority of the Board at any time within sixty days of such change; or

(iii)	Incumbent Directors no longer constituting a majority of the Board; or

(iv)

the winding up of the Corporation or the sale, lease or transfer of All or Substantially All of the Assets to any other person or persons and the distribution of greater than 90% of the net proceeds from such sale, lease or transfer to the shareholders of the Corporation within 60 days of the completion of such sale, lease or transfer (other than pursuant to an internal reorganization or in circumstances where the business of the Corporation is continued and where the shareholdings or other security holdings, as the case may be, in the continuing entity and the constitution of the board of directors or similar body of the continuing entity is such that the transaction would not be considered a “Change of Control” if paragraph (f)(ii) above was applicable to the transaction); provided that, for greater certainty, a sale, lease or exchange of all or substantially all the property of the Corporation for purposes of the Business Corporations Act (Alberta) shall not be considered a sale, lease or transfer All or Substantially All of the Assets for purposes of this paragraph (f)(iv) unless the property that is the subject of such sale, lease or exchange represents greater than 90% of the aggregate fair market value of the assets of the Corporation and its Subsidiaries, on a consolidated basis, as determined in accordance with Article 22(b);

provided that a Change of Control shall be deemed not to have occurred if a majority of the Board, in good faith, determines that a Change of Control was not intended to occur in the particular circumstances in question and any such determination shall be binding and conclusive for all purposes of this Plan;

(i)	“Code” has the meaning set forth in Article 18 hereof;

(j)

“Committee” means the Compensation Committee of the Board or such other committee of the Board appointed from time to time by the Board to administer this Plan or, if no such committee is appointed, the Board;

(k)	“Corporation” means Hammerhead Energy Inc., an Alberta corporation, and includes any successor corporation thereof;

(l)	“Exchange” means the stock exchange(s), if any, on which the Shares are listed and posted for trading;

(m)	“Expiry Date” means the date upon which an Option expires pursuant to the Option Agreement relating to such Option;

(n)

“Fair Market Value” with respect to a Share, as at any date, means the volume weighted average of the prices at which the Shares traded on the Exchange (or, if the Shares are then listed and posted for trading on more than one Exchange, on such Exchange on which the majority of the trading volume and value of the Shares occurs) for the five (5) trading days on which the Shares traded on the said Exchange immediately preceding such date. In the event that the Shares are not listed and posted for trading on any stock exchange, the Fair Market Value shall be the fair market value of the Shares as determined by the Board in its sole discretion, acting reasonably and in good faith. If initially determined in United States dollars, the Fair Market Value shall be converted into Canadian dollars at an exchange rate selected and calculated in the manner determined by the Board from time to time, acting reasonably and in good faith;

(o)

“HEI Group” means, collectively, the Corporation and any entity that is a Subsidiary of the Corporation from time to time (and, for greater certainty, including any successor entity of any of the aforementioned entities);

(p)

“Incumbent Directors” means any member of the Board who was a member of the Board at the effective date of this Plan and any successor to an Incumbent Director who was recommended or elected or appointed to succeed any Incumbent Director by the affirmative vote of the Board, including a majority of the Incumbent Directors then on the Board, prior to the occurrence of the transaction, transactions, elections or appointments giving rise to a Change of Control;

(q)	“Insider” has the meaning ascribed thereto in Part I of the TSX Company Manual for the purposes of Section 613 of the TSX Company Manual;

(r)

“Leave of Absence” means a Service Provider being absent from active employment or active service as a result of sabbatical, disability, education leave, maternity or parental leave, or any other form of leave approved by the Committee;

(s)	“MI 62-104” means Multilateral Instrument 62-104 – Take-Over Bids and Issuer Bids, as amended from time to time;

(t)	“Option” means an option to purchase Shares granted pursuant to the provisions hereof;

(u)	“Option Agreement” has the meaning ascribed thereto in Article 16 hereof;

(v)	“Optionees” means persons to whom Options are granted and which Options, or a portion thereof, remain unexercised;

(w)	“Plan” means this share option plan of the Corporation, as the same may be amended or varied from time to time;

(x)	“Retirement” means:

(i)

the date that an Optionee who is an officer or employee of one or more of the entities comprising the HEI Group reaches the age of fifty-five (55), has ten (10) years of service with the HEI Group and voluntarily ceases to be an officer or employee of one or more of the entities comprising the HEI Group, provided that: (A) if the Optionee is an officer or employee of one or more of the entities comprising the HEI Group, such Optionee has provided the Corporation with six (6) months prior written notice of the Optionee’s intention to retire; and (B) is offered by the Corporation the opportunity to and enters into an agreement (which shall include non-competition and non-solicitation covenants and the consequences of breaching such covenants including the immediate termination of all outstanding Options notwithstanding the provisions of Article 7(e) in respect of such Retirement) with the Corporation respecting such Optionee’s retirement from any employment with the HEI Group in a form that is acceptable to the Corporation (a “Retirement Agreement”); or

(ii)	such other meaning as the Board may determine from time to time;

(y)	“Retirement Agreement” has the meaning set forth in Article 22(x)(i) hereof;

(z)	“Security Based Compensation Arrangements” has the meaning ascribed thereto in Part VI of the TSX Company Manual;

(aa)	“Service Provider” means an officer or employee of, or a person or company engaged by, one or more of the entities comprising the HEI Group to provide services to an entity within the HEI Group;

(bb)

“Shares” means the Class A common shares of the Corporation or, in the event of an adjustment contemplated by Article 11 hereof, such other shares to which an Optionee may be entitled upon the exercise of an Option as a result of such adjustment;

(cc)	“Subsidiary” has the meaning ascribed there in the Securities Act (Alberta);

(dd)

“takeover bid” means a “take-over bid” as defined in MI 62-104 or tender offer, pursuant to which the “offeror” would as a result of such takeover bid or tender offer, if successful, beneficially own, directly or indirectly, in excess of 50% of the outstanding Shares (other than pursuant to an internal reorganization or in circumstances where the business of the Corporation is continued and where the shareholdings or other security holdings, as the case may be, in the offeror and the constitution of the board of directors or similar body of the offeror is such that the take-over bid or tender offer would not be considered a “Change of Control” if paragraph 23(f)(ii) above was applicable to the transaction);

(ee)	“Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder, each as amended from time to time;

(ff)	“TSX” means the Toronto Stock Exchange;

(gg)	“U.S.” or “United States” means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia;

(hh)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended and the rules and regulations promulgated thereunder; and

(ii)	“U.S. Taxpayers” has the meaning set forth in Article 18 hereof

23.	Interpretation

In this Plan: (a) words in the singular include the plural and words in the plural include the singular; (b) words importing the masculine gender shall include the feminine and neuter genders and vice versa; (c) article and sub-article headings contained herein are for convenience only and shall not affect the construction hereof; and (d) words “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions mean or refer to this document as a whole and not to any particular Article, paragraph or other part hereof.

24.	Compliance with Legal Requirements

The Corporation shall not be obliged to issue any Shares pursuant to any Option if such issuance would violate any law or regulation or any rule of any government authority or Exchange. The Corporation, in its sole discretion, may postpone the issuance of Shares under any Option as the Committee may consider appropriate, and may require any Optionee to make such representations and furnish such information as it may consider appropriate in connection with the issuance of Shares in compliance with applicable laws, rules and regulations. The Corporation shall not be required to qualify for resale pursuant to a prospectus or similar document any Shares issued upon the exercise of Options, provided that, if required, the Corporation shall notify the Exchange(s) and any other appropriate regulatory bodies in Canada and the United States of the existence of this Plan and the granting of Options hereunder in accordance with any such requirements.

25.	Foreign Optionees

The Corporation may, without amending this Plan, modify the terms of Options granted to Service Providers who provide services to the Corporation or any member of the HEI Group from outside of Canada in order to comply with the applicable laws of such foreign jurisdictions. Any such modification to this Plan with respect to a particular Service Provider shall be reflected in the Option Agreement for such Service Provider.

The Committee shall not grant any Options that may be denominated or settled in Shares to residents of the United States unless such Awards and the Shares issuable upon exercise thereof are registered under the U.S. Securities Act or are issued in compliance with an available exemption from the registration requirements of the U.S. Securities Act.

26.	Ceasing to be a Member of the HEI Group

Except as otherwise provided in this Plan, Options granted under this Plan shall not be affected by any change in the relationship between or ownership of the Corporation and a member of the HEI Group.

27.	Expenses

Except as provided in Articles 17 and 18, all expenses in connection with this Plan shall be borne by the Corporation.

28.	Unfunded Plan

This Plan shall be unfunded. The Corporation shall not be required to segregate any assets that may at any time be represented by Shares or rights thereto, nor shall this Plan be construed as providing for such segregation. Any liability or obligation of the Corporation to any Optionee with respect to an Option under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Option Agreement, and no such liability or obligation of the Corporation shall be deemed to be secured by any pledge or other encumbrance on any property of the Corporation. Neither the Corporation nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

29.	Market Fluctuations

No amount will be paid to, or in respect of, a Optionee under this Plan to compensate for a downward fluctuation in the price of Shares, nor will any other form of benefit be conferred upon, or in respect of, a Optionee for such purpose. The Corporation makes no representations or warranties to Optionees with respect to this Plan or the Options whatsoever. Optionees are expressly advised that the value of any Options under this Plan will fluctuate as the trading price of Shares fluctuates. In seeking the benefits of participation in this Plan, a Optionee agrees to exclusively accept all risks associated with a decline in the market price of Shares and all other risks associated with the holding of Options.

30.	Reorganization of the Corporation

The existence of any Options or Shares corresponding to any such Options shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Corporation’s capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Corporation or to create or issue any bonds, debentures, shares or other securities of the Corporation or the rights and conditions attaching thereto or to effect the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

31.	Optionee Information

Each Optionee shall provide the Corporation with all information (including personal information) required by the Corporation in order to administer this Plan. Each Optionee acknowledges that information required by the Corporation in order to administer this Plan may be disclosed to the Committee or its appointed administrator and other third parties in connection with the administration of this Plan. Each Optionee consents to such disclosure and authorizes the Corporation to make such disclosure on the Optionee’s behalf.

32.	Discretionary Relief

Notwithstanding any other provision hereof but subject to applicable law and the rules of any government authority or Exchange, the Committee may, in its sole discretion, waive any condition or provision set out herein or in any Option granted hereunder if it determines that specific individual circumstances warrant such waiver.

33.	Indemnification

Each member of the Board or Committee or any director or officer who is delegated the whole or any part of the administration of this Plan pursuant to Article 2 is indemnified and held harmless by the Corporation against any cost or expense (including any sum paid in settlement of a claim with the approval of the Corporation) arising out of any act or omission to act in connection with the terms hereof to the extent permitted by applicable law. This indemnification is in addition to any rights of indemnification a Board or Committee member or any director or officer who is delegated the whole or any part of the administration of this Plan pursuant to Article 2 may have as director or officer or otherwise under the by-laws of the Corporation, any agreement, any vote of shareholders or disinterested directors, or otherwise.

34.	Governing Law

This Plan will be construed in accordance with and governed by the laws of the Province of Alberta and the federal laws of Canada applicable therein.

35.	Currency

Unless otherwise indicated, all monetary amounts in this Plan and any Option Agreement are in Canadian dollars. Unless otherwise permitted by the Committee, all amounts payable under or in connection with this Plan or any Option Agreement shall be paid in Canadian dollars. If any monetary amount needs to be converted from U.S. dollars to Canadian dollars or vice versa for the purposes of this Plan or any Option Agreement, then the exchange rate for such conversion shall be determined by the Committee.

36.	Effective Time

This Plan was approved by the Board on February 23, 2023, and is effective from such date, subject to acceptance of this Plan by the shareholders of the Corporation, the TSX and any other applicable regulatory authorities.

SCHEDULE A

U.S. Participants and Section 409A Compliance

(a) Notwithstanding any other provision of the Plan, grants of Options to Participants who are U.S. Taxpayers under the Code or any successor thereto, shall be made and administered under the terms of this Schedule A to the Plan. With respect to any Participant who is a U.S. Taxpayer, in no event shall the exercise price of the Options be less than Fair Market Value on the date of grant as determined under Section 409A of the Code.

(b) The Board or Committee, as the case may be, shall interpret and construe the Plan and take all authorized actions with respect to any U.S. Taxpayer in a manner that is consistent with applicable U.S. Treasury regulations and other guidance issued pursuant to Section 409A of the Code. However, neither the Board, the Committee, the Corporation nor any other person connected with the Plan in any capacity makes any representation, commitment, or guarantee that any tax treatment shall be applicable with respect to any grant of Options, any amounts deferred under this Plan, or any amounts paid to any person hereunder.

U.S. Participants and U.S. Securities Laws

(a) Shares issued pursuant to the Plan shall not be issued under the Plan to a Participant unless the issuance of those securities shall comply with all relevant laws, including, the U.S. Securities Act, applicable state securities laws, and the requirements of any stock exchange or automated inter-dealer quotation system in the United States upon which the Shares may then be listed or quoted, if applicable. The issuance shall also be subject to the approval of counsel for the Corporation with respect to such compliance, including the availability of an exemption from registration for the issuance of any Shares issued pursuant to the Plan. The unavailability of an exemption from registration for the issuance to a Participant of any Shares issued pursuant to the Plan or the inability of the Corporation to obtain from any regulatory body the authority deemed by the Corporation to be necessary for the lawful issuance and sale of any Shares under the Plan, shall relieve the Corporation of any liability for not issuing Shares to the Participant.

(b) As a condition to the issuance of the Shares pursuant to the Plan, the Corporation may require the Participant to execute such documentation and make such representations and warranties as may be necessary to comply with federal and state securities laws or as may be required by this Plan.

Clawback

The Plan and all Options granted hereunder are subject to any written clawback policies that the Corporation, with the approval of the Board or an authorized committee thereof, may adopt either prior to or following the effective time, including any policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the SEC and that the Corporation determines should apply to Options. Any such policy may subject a Participant’s Options and amounts paid or realized with respect to Options to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including an accounting restatement due to the Corporation’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy.